                          UNION NATIONAL BANCORP, INC.
                              117 EAST MAIN STREET
                          WESTMINSTER, MARYLAND 21157

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 1999

    THE ANNUAL MEETING OF THE STOCKHOLDERS OF UNION NATIONAL BANCORP, INC. WILL BE HELD AT COMFORT INN, 451 WMC DRIVE, WESTMINSTER, MARYLAND 21157 ON TUESDAY, APRIL 20, 1999 AT 10:00 A.M. FOR THE FOLLOWING PURPOSES:

        (1) TO ELECT THE BOARD OF DIRECTOR NOMINEES WHOSE TERMS HAVE EXPIRED, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

        (2) TO RATIFY THE APPOINTMENT OF KELLER BRUNER & COMPANY, LLP AS INDEPENDENT AUDITORS OF UNION NATIONAL BANCORP, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

        (3) TO CONSIDER AND ACT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

    PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. YOU MAY WITHDRAW YOUR PROXY AT THE MEETING SHOULD YOU BE PRESENT AND DESIRE TO VOTE YOUR SHARES IN PERSON. YOUR COOPERATION IS RESPECTFULLY REQUESTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ K. Wayne Lockard

                                          K. WAYNE LOCKARD

                                          Chairman of the Board

March 20, 1999

                          UNION NATIONAL BANCORP, INC.
                              117 EAST MAIN STREET
                          WESTMINSTER, MARYLAND 21157

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

    This Proxy Statement is being mailed on or about March 20, 1999, to the stockholders of Union National Bancorp, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Annual Meeting of Stockholders to be held on Tuesday, April 20, 1999, at 10:00 a.m. local time, and at any adjournments or postponements thereof, at the Comfort Inn, 451 WMC Drive, Westminster, Maryland 21157 ("Annual Meeting").

    The close of business on March 17, 1999 has been fixed as the record date ("Record Date") for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting. On the Record Date there were 1,853,748 shares of the Company's Common Stock, $.01 par value per share ("Common Stock") outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Annual Meeting.

    At the Annual Meeting, the holders of Common Stock will be asked to elect directors and ratify the selection of Keller Bruner & Company, LLP as the Company's independent auditors for the year ending December 31, 1999.

    The Board of Directors has selected William R. Klinger and Ethan A. Seidel, or either of them, to act as proxies with full power of substitution. If no instructions are specified in the proxy, it is the intention of the persons named therein to vote FOR the election of the nominees named herein as directors of the Company and to vote FOR the ratification of the selection of Keller Bruner & Company, LLP as independent auditor. Proxies may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to the Secretary at the Company's address or at the meeting. The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by officers, directors and regular employees of the Company or of The Union National Bank of Westminster (the "Bank"), none of whom will receive additional compensation for such services. The Company also may arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

                     ELECTION OF DIRECTORS (PROPOSAL NO. 1)

    As of the conclusion of the 1998 Annual Meeting of the Company's Stockholders, the Board of Directors of the Company consisted of 15 directors. The Company's Articles of Incorporation provide that the Board of Directors is divided into three classes, as nearly equal in number as possible, with one class of directors being elected at each Annual Meeting. Consistent with those articles, the Board of Directors passed a resolution effective as of April 1999 to place Virginia W. Smith in the three year class of directors whose terms expire in April 2000 subject to the condition of her continued employment as President and CEO of the Company.

    Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, with a quorum present. For purposes of the election of directors, abstentions and broker non-votes do not affect the plurality vote. Each nominee has consented to serve as a director, if elected. The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director but, if for any reason any nominee is not willing or able to serve as a director, the accompanying proxy will be voted for a substitute nominee chosen by the Board of Directors. The Board of Directors recommends a vote FOR such nominees.

                INFORMATION AS TO NOMINEES & INCUMBENT DIRECTORS

                                                                   AGE             DIRECTOR SINCE POSITION(S) HELD
                                                                   ---      ---------------------------------------------
NOMINEES FOR ELECTION--TERM EXPIRING IN 2002
Wesley D. Blakeslee..........................................          51   1988 Director
Dean H. Griffin..............................................          64   1984 Director
Ethan A. Seidel..............................................          56   1995 Director
Ellen Miller.................................................          51   1995 Director

INCUMBENT DIRECTORS--TERM EXPIRING IN 2000
Virginia W. Smith............................................          49   1996 Director & Chief Executive Officer
William R. Klinger...........................................          43   1988 Director
Bernard L. Jones, Sr.........................................          57   1991 Director
Robert L. Bullock............................................          62   1983 Director
David L. Brauning............................................          61   1988 Director

INCUMBENT DIRECTORS--TERM EXPIRING IN 2001
K. Wayne Lockard.............................................          65   1973 Director & Chairman of the Board
Donald C. Essich.............................................          66   1983 Director & Vice Chairman
Kenneth B. Wright............................................          56   1986 Director
Robert T. Scott..............................................          55   1990 Director
Larry A. Van Sant, Sr........................................          46   1998 Director

                              DIRECTOR BIOGRAPHIES

    WESLEY D. BLAKESLEE is an attorney in private practice in Westminster, Maryland. He is a member of the Carroll County and Maryland Bar Associations. He is also President of Will Plan Corporation.

    DAVID L. BRAUNING, SR. is a longtime representative of Nationwide Insurance located in Finksburg, Maryland. Mr. Brauning is a member of the Board of the Maryland State Fair. He has been active in local 4H Club activities.

    ROBERT L. BULLOCK is the owner of Bullock's Country Meats in Smallwood, Maryland. He is a longtime director of Hoffman Home in Gettysburg, Pennsylvania.

    DONALD C. ESSICH is Vice Chairman of the Board of the Bank and the Company. He is currently in the business of real estate development, and has in the past been involved in various agriculture related businesses. He has served as President of the local and statewide Farm Bureau. He has served on many local committees involved with agriculture.

    DEAN H. GRIFFIN, M.D. is a family practice medical doctor in Westminster, Maryland.

    BERNARD L. JONES, SR. is a senior engineer/systems technologist for Marconi Systems Technologies, Inc. in Rockville, Maryland. Mr. Jones is the President of HOPE, Inc., a local developer of low cost housing. Mr. Jones is a director for the Maryland Affordable Housing Trust.

    WILLIAM R. KLINGER is the owner and general manager of Star Vending Service. Prior to starting his own business, Mr. Klinger was a sales manager for Mid-Atlantic Coca-Cola Company and Vice President of Westminster Coca-Cola Bottling Company.

    K. WAYNE LOCKARD is the Chairman of the Board of the Bank and the Company. He is a self employed real estate consultant and partner in "Lockard Properties", developers and investors of commercial and residential real estate. He actively serves on numerous Boards, and on committees at Carroll County General Hospital, and he is a member of the Board of Trustees of Lancaster Theological Seminary.

    ELLEN MILLER is Assistant Secretary for Employment & Training for the Maryland Department of Labor, Licensing & Regulation. Prior to joining the State Department, she was the Director of Business and Industry Training at Carroll Community College in Westminster, and owned and operated her own small business. Mrs. Miller is active in numerous non-profit organizations.

    ROBERT T. SCOTT D.D.S. is an orthodontist practicing as Senior Partner of Scott-Lawyer Partnership with offices throughout Carroll County.

    ETHAN A. SEIDEL is the Vice President of Administration and Finance at Western Maryland College. Dr. Seidel also teaches economics at the college. He has received numerous awards for teaching excellence and has been very instrumental in the success of the Junior Achievement Economics Program.

    VIRGINIA W. SMITH was elected President and Chief Executive Officer of the Company and of the Bank on January 12, 1996. She served as Executive Vice President of the Bank from August 1995 to January 1996. Prior to joining the Bank she had 12 years experience as a Senior Executive for Bank of Baltimore and Signet. She is President of the Carroll County General Hospital Foundation Board, Vice Chairman of Carroll County United Way Partnership and serves on the Board of Directors of the Baltimore Branch of the Federal Reserve Bank.

    LARRY A. VAN SANT, SR. became a Director on January 13, 1998. Mr. Van Sant is President and owner of Van Sant Plumbing & Heating, Inc. in Mount Airy, Maryland. Mr. Van Sant currently serves on the Board of Trustees of Frederick Memorial Hospital. He is a member of the Mt. Airy Rotary Club and various trade associations related to his business.

    KENNETH B. WRIGHT is the owner and President of Towne Pride Interiors in Hampstead, Maryland. Mr. Wright has served on the Carroll County Chamber of Commerce, has been a board member of the Carroll County YMCA, Hampstead Business Association and various trade associations related to his business.

                             MANAGEMENT BIOGRAPHIES

    Set forth below are the names, ages, current positions and a brief description of the business experience over the past five years of the principal officers who are not directors of the Company.

    GABRIELLE M. PEREGOY--41--Treasurer of the Company since August 1997 and Vice President of the Bank since April 1997. Mrs. Peregoy oversees all financial aspects of the Company: accounting, tax liabilities and investments. Mrs. Peregoy joined the Bank in 1984 as Administrative Assistant, promoted to Investment Manager in 1993 and promoted to Funds Manager in 1996.

    DENISE L. BAKER--45--Secretary to the Company since 1994 and Vice President of the Company since April 1997. Cashier and Secretary to the Board of Directors of the Bank since 1989. Mrs. Baker has held numerous positions with the Bank since she joined the Bank in 1972.

    STEVEN L WANTZ--40--Senior Vice President and Chief Operating Officer of the Bank since April 1997. Mr. Wantz joined the Bank in 1976 and held the position of Auditor from 1978 to 1985 when he was promoted to Officer in Charge of Operations and currently oversees all aspects of operations.

    BRADLEY T. DUGGAN--39--Senior Vice President of the Bank since August 1997. Mr. Duggan joined the Bank in August 1997 as Chief Lending Officer. Mr. Duggan oversees all areas of lending. For the 12 years prior to joining the Bank, Mr. Duggan was employed by another community bank as a Commercial Lending Unit Manager.

    BRENDA G. BOUDREAU--44--Vice President of the Bank since April 1998. Mrs. Boudreau joined the Audit Department of the Bank in 1988. In 1992 she was appointed Compliance Officer for the Bank, and in 1996 was appointed Risk Manager. Mrs. Boudreau oversees the Compliance, Audit and Loan Review functions for the Bank.

                             MEETINGS OF DIRECTORS

    The Company's Board of Directors conducts its business through meetings of the Board and committees of the Board. During the 1998 fiscal year, the Board of the Company held nine (9) meetings and the Board of the Bank held twenty-five
(25) meetings. No director attended fewer than 75% of the aggregate of the regularly scheduled meetings of the Boards of Directors and committee meetings on which such board member served during this period. The Board of Directors has a Finance & Control Committee, a Lending Oversight Committee, a Financial Services & Delivery Committee and a Management Oversight Committee. As of the date of this Proxy Statement, the Board of Directors does not have a standing nominating committee.

    The Finance & Control (Audit) Committee oversees the business performance and control functions of the Bank to protect shareholder interest. The committee monitors risk and provides oversight of the Bank's audit and internal control structure through periodic review of internal and external audit reports, schedules and policy. The committee also monitors profitability, asset quality, liquidity, interest rate risk, investment diversification and financial reporting to ensure compliance with generally accepted accounting principals and regulatory reporting requirements. The committee reports its findings to the Board. During 1998 there were thirteen (13) meetings of this committee. As of December 31, 1998 the members are: William R. Klinger, Chairman, Wesley D. Blakeslee, Joseph H. Beaver, Jr., Dean H. Griffin and David L. Brauning.

    The Lending Oversight Committee monitors compliance with Bank policy, treatment of problem loans, other real estate owned, delinquency, and charge offs. The committee also reviews and recommends policies and standards of practice concerning loan policy, loan loss reserve adequacy and loan review. The committee met thirteen (13) times during 1998. As of December 31, 1998 the members are: Robert L. Bullock, Chairman, Donald C. Essich, Larry A. Van Sant, Sr. and Kenneth B. Wright.

    The Financial Services & Delivery Committee was formed in 1998. It represents a consolidation of the previous Community Banking and Technology & Support Services Committees. Its purpose is to oversee current initiatives, budgetary performance, and strategic plan progress in the areas of branches, marketing, information technology, investment services, alternative delivery, insurance services, and operations. It approves related changes of policies, major capital expenditures, and changes in major vendors. The committee met fifteen (15) times during 1998. As of December 31, 1998 the members are: Ellen Miller, Chairman, Robert T. Scott, Bernard L. Jones, Sr., and Ethan A. Seidel.

    The Management Oversight Committee is responsible for review of performance of Senior Management of the Company and the Bank, approves salary recommendations to the Board, serves as compensation committee, reviews new initiatives and strategies prior to presentation to the Board and other matters pertinent to board governance. The committee met eight (8) times during 1998. As of December 31, 1998 the members are: Kenneth B. Wright, Chairman, Dean H. Griffin, K. Wayne Lockard, Donald C. Essich, Ethan A. Seidel, David L. Brauning and Virginia W. Smith.

                           COMPENSATION OF DIRECTORS

    Directors of the Company do not receive compensation in that capacity. However, as directors of the Bank they receive compensation for serving on the Board of Directors in the following amounts: $1,000 per month for the Chairman of the Board, $700 per month for the Vice Chairman of the Board, and $600 per month for all other directors. In addition, all directors of the Bank receive $100 for each special meeting of the Board of Directors which they attend. During 1992 the Bank entered into an agreement with members of its Board of Directors to allow director fees to be deferred until retirement. The director may defer a portion or all of his fee until retirement. Those fees deferred will be paid either in a lump sum or over a pre-determined period of up to fifteen years at retirement or separation from the Company.

                CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

INDEBTEDNESS OF MANAGEMENT:

    During the past year the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business through the Bank, its wholly owned banking subsidiary, with its directors and executive officers and with their associates. Such transactions are on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not, and do not currently, involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1998, the outstanding principal balance of loans as well as credit available, but unused under line of credit agreements to directors and executive officers and their associates, including loans guaranteed by any such person, aggregated $5,284,446 which represented approximately 24% of the Bank's equity capital accounts.

LEASE AGREEMENTS:

    In 1996, the Bank entered into a lease involving 2,400 square feet of office space in Hampstead Maryland, at a monthly rental of $3,150, which the Bank uses as its Hampstead branch office. The lessor of the property is K. Wayne Lockard, Chairman of the Board, and his wife, Bonnie M. Lockard, both of whom are stockholders of the Bank. In 1992, the Bank entered into a lease involving 3,076 square feet of office space in Finksburg Maryland, with a current monthly rental of $1,944.33, which the Bank uses as its Finksburg branch office. The lessor of the property is Finksburg Shopping Center Partnership of which David L. Brauning, Director is a 25% partner and stockholder of the Bank.

    The leases were negotiated on an arm's-length basis, and are subject to terms that are generally prevailing in the area for comparable properties. In the opinion of the Company's Board, the terms of the leases are at least as favorable to the Bank as could have been obtained from unaffiliated third parties and the leases are fair and reasonable to the Bank.

CERTAIN BUSINESS RELATIONSHIPS:

    The Bank has retained, among others, Wesley D. Blakeslee, P.C., the law firm of Director Wesley D. Blakeslee, on an at-will basis to perform collection work. Fees for collection work are assessed on an hourly basis for consumer loans and on a percentage of the amount collected for residential mortgages and commercial loans. The Bank paid $26,998.32 in 1998 for these services. The retention of Mr. Blakeslee's firm was negotiated on an arm's-length basis, and is subject to terms that are within the range generally prevailing in this area for collection work. In the opinion of the Company's Board of Directors, the terms are at least as favorable to the Bank as could have been obtained from unaffiliated third parties and are fair and reasonable to the Bank.

                    VOTING STOCK AND PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the ownership of Common Stock by directors, each executive officer of the Company and the Bank and each person who was known to own beneficially, directly or indirectly, more than 5% of the Company's Common Stock outstanding on February 5, 1999. The term "beneficial ownership" includes common stock that may be acquired within 60 days upon the exercise of options, warrants, and other rights. The address of each person below is the address of the Company.

                                                                              COMMON STOCK
                                                                           BENEFICIALLY OWNED     PERCENT OF CLASS
                                                                                  (1)            BENEFICIALLY OWNED
                                                                          --------------------  ---------------------
NAME OF DIRECTOR/EXECUTIVE OFFICER
Baker, Denise L.........................................................            8,979                     *(2)
Beaver, Joseph H. Jr....................................................           51,273                   2.8(3)
Blakeslee, Wesley D.....................................................            4,497                     *(4)
Boudreau, Brenda G......................................................              699                     *(5)
Brauning, David L.......................................................           22,265                   1.2(6)
Bullock, Robert L.......................................................           17,618                     *(7)
Duggan, Bradley T.......................................................            2,659                     *(8)
Essich, Donald C........................................................            5,453                     *
Griffin, Dean H., M.D...................................................           13,213                     *(9)
Jones, Bernard L., Sr...................................................              660                     *
Klinger, William R......................................................              848                     *
Lockard, K. Wayne.......................................................           11,334                     *(10)
Miller, Ellen...........................................................              220                     *
Peregoy, Gabrielle M....................................................            2,643                     *(11)
Scott, Robert T., D.D.S.................................................            2,587                     *(12)
Seidel, Ethan A.........................................................            1,386                     *
Smith, Virginia W.......................................................           62,339                   3.4(13)
Van Sant, Larry A., Sr..................................................            1,375                     *(14)
Wantz, Steven L.........................................................           13,185                     *(15)
Wright, Kenneth B.......................................................            3,139                     *(16)
All directors and executive officers as a group (20 persons)............          226,372                  12.2

NAME OF BENEFICIAL OWNERS
Union National 401(k) plan..............................................          121,280                   6.5(17)
Virginia C. Wantz.......................................................          140,395                   7.6(18)

------------------------

*   Less than 1% of Company's outstanding Common Stock.

1) Except as otherwise indicated and except for shares held by members of an individual's family or in trust, all shares are held with sole investment and voting power. Fractional shares resulting from participation in the dividend reinvestment plan have been rounded to the nearest whole share.

2) Includes 8,358 shares held in the Union National 401(k) Plan and 396 shares that may be purchased upon the exercise of stock options.

3) Includes 1,359 shares owned by his wife, Katherine G. Beaver and 1,353 shares owned by his son, Sean P.R. Beaver, as to which Mr. Beaver disclaims beneficial ownership.

4)  Includes 3,506 shares held in an IRA.

5) Includes 477 shares held in the Union National 401(k) Plan and 24 shares held as custodian for minor child and 198 shares that may be purchased upon the exercise of stock options.

6)  Includes 5,124 shares held in his wife's 401(k) Plan.

7)  Includes 1,000 shares in name of a company he controls.

8) Includes 29 shares held in the Union National 401(k) Plan and 2,165 shares held jointly with his wife and 333 shares held as custodian for minor children and 132 shares that may be purchased upon the exercise of stock options.

9) Includes 673 shares owned by John W. Griffin & Dean H. Griffin, Jt. Ten., and 424 shares owned by Etta Ray Griffin, as to which Mr. Griffin disclaims beneficial ownership.

10) Includes 2,684 shares owned by Bonnie M. Lockard, as to which Mr. Lockard disclaims beneficial ownership

11) Includes 2,082 shares held by the reporting person in the Union National 401(k) Plan and includes 165 shares held jointly by reporting person and husband and 396 shares that may be purchased upon the exercise of stock options.

12) Includes 359 shares held jointly by the reporting person and his wife and 880 shares held by reporting person under the Robert T. Scott, DDS PTA Pension Plan.

13) Includes 304 shares held by the reporting person in the Union National 401(k) Plan and 1,848 shares that may be purchased upon the exercise of stock options.

14) Includes 773 shares held by the reporting person and his wife.

15) Includes 492 shares held jointly by the reporting person and his wife and 11,505 shares held by the reporting person in the Union National 401(k) Plan and 660 shares that may be purchased upon the exercise of stock options.

16) Includes 780 shares held jointly by the reporting person and his wife.

17) The Union National 401(k) plan, while owning 6.5% of the outstanding stock of their Company, does not control the voting of those shares. Participants are forwarded a proxy statement and cast their vote according to the same rules as any other stockholder.

18) Includes 70,699 shares held by trustees for the benefit of Virginia C.
    Wantz.

                         CORPORATE COMPENSATION POLICY

    The Management Oversight Committee of the Board of Directors sets compensation guidelines for the Chief Executive Officer and other executive officers of the Company and the Bank. Such guidelines are intended to provide suitable rewards for individual performance and to tie such performance to increased stockholder value. While stock performance may be one indicator of stockholder value, several factors such as regulatory capital strength, asset quality, and other factors also represent valid bases on which to judge management's performance. Total compensation includes base salary, benefits, short and long term incentives and perquisites.

                     MANAGEMENT OVERSIGHT COMMITTEE REPORT

    The guidelines used by the Committee involve the following factors: corporate profitability measured by return on assets (ROA), stock price, asset quality, loss reserve levels, market-share, regulatory capital strength, cost control, and regulatory examinations.

    Annually, at year-end, the Committee reviews the base compensation and benefit levels of the CEO, and other executive officers. Each officer's compensation is based on their contribution to the Company and the Bank, and their meeting of the goals and objectives as set forth in the Strategic Plan. To verify that the compensation and benefits are reasonable and competitive, they are compared with those of executive officers of similarly sized financial services companies in the Mid-Atlantic region. These companies are other banks and thrift institutions. The objective is to set base pay at a level comparable to that being paid by other successful community banking organizations. Such compensation must be maintained at a level sufficient to attract and retain qualified executives. These surveys are readily available in the marketplace and are relied upon by the industry.

    The individual components of the Company's compensation program include:

        (a) BASE SALARY. Base salary levels are established for senior officers primarily based upon the valuation of historical performance, degree of responsibility and level of expertise. In addition, the Management Oversight Committee considers compensation data available through various surveys including the Sheshunoff Bank Executive & Director Compensation Survey, Bank Administration Institute Key Executive Compensation Surveys and Starkey & Beall Regional Financial Industry Salary Survey.

        (b) ANNUAL INCENTIVES/BONUSES (SHORT-TERM INCENTIVE). In 1996 the Bank adopted a Management Incentive Compensation Program ("MIP") for key officers other than the Chief Executive Officer. The MIP was designed to be similar to existing plans of other banks and financial service companies. The MIP, like these plans in general, requires a considerable degree of specificity with regard to the performance measures and evaluations, which are benchmarked to industry incentive practices. MIP allows the Management Oversight Committee to establish annual performance measures to be used in conjunction with the goals in the Company's strategic plan. Executives are eligible for incentive compensation expressed as a percentage of their base salaries for meeting established performance measures. In addition to the MIP the bank has an annual Profit Sharing Bonus Program which has a targeted payout of 0 to 5% of profits. The level of payout is determined by the Board of Directors based on performance versus pre-determined net income targets. All employees that meet the seniority and performance requirements are eligible to participate.

        (c) STOCK OPTION AWARD (LONG-TERM INCENTIVE). The Management Oversight Committee believes that the granting of stock options is the most appropriate form of long-term compensation for key officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Company's 1997 Stock Option Plan, which was approved by the shareholders at the 1997 annual meeting. In 1997 a total of 21,890 options were granted as adjusted for stock splits. In 1998 a total of 18,982 options were granted.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Management Oversight Committee of the Board of Directors serves as compensation committee of the Company and the Bank. The current members of the Management Oversight Committee in 1998 were Virginia W. Smith, Donald C. Essich,
K. Wayne Lockard, Ethan A. Seidel, Kenneth B. Wright, David L. Brauning and Dean
H. Griffin. Ms. Smith is the current CEO and President of the Company and the Bank. While Ms. Smith was specifically excluded from any committee discussion concerning her own compensation, she did participate in the committee's discussion concerning other key executive compensation.

                              EMPLOYMENT CONTRACTS

    Virginia W. Smith entered into an employment contract with the Bank effective August 9, 1995 ("Employment Contract") by which she was made Executive Vice President of the Bank. Ms. Smith became President of the Bank on January 12, 1996. Under the Employment Contract, her term as President is for one year, which term and the Employment Contract are automatically renewed each year unless either party provides 120 days advance notice to the contrary. The Employment Contract further provides that if Ms. Smith's employment is terminated for a reason other than for cause, she will be paid her then-current salary and benefits for 12 months thereafter ("Severance Pay"). In addition, if following a merger or other corporate reorganization in which the Bank is not the survivor, Ms. Smith's duties and authorities are diminished or her salary is decreased or she is forced to relocate, Ms. Smith can make a claim for Severance Pay. If the Bank disagrees that Severance Pay is owing, the dispute is subject to binding arbitration.

                             EXECUTIVE COMPENSATION

    The following table provides certain information concerning compensation of the Company's Chief Executive Officer. None of the Company's other executive officers earned more than $100,000 in the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION             LONG-TERM COMPENSATION AWARDS
                                             ----------------------------------------  ------------------------------
NAME & PRINCIPAL POSITION           YEAR        SALARY     OTHER ANNUAL COMPENSATION   SECURITIES UNDERLYING OPTIONS
--------------------------------  ---------  ------------  --------------------------  ------------------------------
Virginia W. Smith...............       1998    144,487.00            18,677.51(1)                  825 shares
  President and Chief                  1997    137,100.00            17,255.00(2)                9,240 shares(3)
  Executive Officer                    1996    128,576.71            13,831.00(4)

------------------------

(1) Automobile allowance of $7,199.92, deferred director fees of $7,200.00 and matching contributions by the Bank under the Employee Savings & Benefit Plan.

(2) Automobile allowance of $7,199.92, deferred director fees of $6,000 and matching contributions by the Bank under the Employee Savings & Benefit Plan.

(3) Share amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend declared on January 27, 1998 and 10% stock dividend declared on September 22, 1998.

(4) Automobile allowance of $7,199.92, director fees of $6,000 and unused sick pay.

                                 STOCK OPTIONS

    The following table sets forth information regarding stock options to purchase Company Common Stock granted to the named executive during 1998.

                      OPTIONS GRANTED IN FISCAL YEAR 1998
                             INDIVIDUAL GRANTS (1)

                                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                                                AT
                                                                                                     ASSUMED ANNUAL RATES OF
                                                                                                              STOCK
                                                                                                    PRICE APPRECIATION FOR TEN
                                                                                                              YEARS
                                   NUMBER OF          PERCENT OF      EXERCISE OF                   --------------------------
NAME                            OPTIONS GRANTED      TOTAL OPTIONS    BASE PRICE   EXPIRATION DATE       5%           10%
----------------------------  -------------------  -----------------  -----------  ---------------  ------------  ------------
Virginia W. Smith...........             825                   4%          29.50        12-29-08    $  15,305.61  $  38,787.65

------------------------

(1) All options granted on December 29, 1998. Options exercisable to the extent of 20%, 40%, 60%, 80%, 100% on December 29, 1999, 2000, 2001, 2002 and 2003
    respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 31, 1998

                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING           VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY
                                                                           12-31-98            OPTIONS AT 12-31-98
                                                                  --------------------------  ----------------------
                               SHARES ACQUIRED
NAME                             ON EXERCISE     VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------  -----------------  ---------------  -----------  -------------  ---------  -----------
Virginia W. Smith...........            -0-               -0-           1848          8217    19,237.68   76,950.72

                          KEY EMPLOYEE RETENTION PLANS

    In December 1997 the Bank adopted a Key Employee Retention Plan to provide incentives to attract and retain key employees. The Plan is administered by the Board of Directors and is subject to the provisions of the Plan and applicable law. Participation in the Plan is restricted to key employees and approved by the Board of Directors. The Plan provides severance benefits in the event a participant's employment is terminated as a result of a Change of Control of the Company. The Plan generally defines Change of Control as a change of beneficial ownership of 50% or more of the Company's Common Stock. The Plan provides that participants may receive from a minimum of 6 months base salary to a maximum of 30 months based on level in the organization and years of service. Severance payments will be reduced by any amounts granted under any other plan or contract with the Company. Severance will also be adjusted based on any amount received from other employment during the severance period.

                           PENSION PLAN & THRIFT PLAN

    The Company does not presently have any employee benefit plans. Employee benefits are administered through plans sponsored by the Bank. The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. The Bank's funding strategy has been to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1998, 1997 and 1996 includes the following components:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  -----------
Service cost-benefits earned during the year.................................  $   72,280  $   83,251  $    86,195
Interest cost on projected benefit obligation................................      60,149      65,815       84,964
Actual return on plan assets.................................................     (50,921)    (93,269)    (103,395)
Net amortization and deferral................................................      10,982      61,321       54,406
                                                                               ----------  ----------  -----------
                                                                               $   92,490  $  117,118  $   122,170
Additional expense related to settlement of pension obligations..............      --          88,718      155,612
                                                                               ----------  ----------  -----------
Net pension cost.............................................................  $   92,490  $  205,836  $   277,782

    During 1997 and 1996, the Bank's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits". This settlement resulted in additional pension expense of $88,718 for the year ended December 31, 1997, and $155,612 for the year ended December 31, 1996.

    The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% for 1998, 1997 and 1996. The expected long-term rate of return on assets was 7.50% for 1998, 1997 and 1996.

    The Bank has an Employee Savings and Investment Plan, 401(k), in which substantially all employees are eligible to participate. Under the terms of the Plan, the Bank may match employee contributions up to 6% of compensation. The Bank's contributions to the Plan were $79,388 for 1998, $62,564 for 1997 and $56,314 for 1996.

    The Bank had also made agreements with certain officers to provide additional retirement benefits under a Supplemental Executive Retirement Plan ("SERP"). This program was designed to, when combined with Social Security and the Defined Benefit Plan, give those officers covered approximately 60% of final salary. The SERP is unfunded so that amounts payable represent unsecured liabilities of the Bank, subject to claims of secured creditors. At this time SERP is no longer actively offered and the single remaining participant in the SERP has retired and begun receiving benefits. The amount included in operating expenses was $12,884 for 1998, ($9,754) for 1997 and $61,561 for 1996.

                              FINANCIAL STATEMENTS

    The Company is providing to its stockholders, either with this proxy statement or earlier by separate mailing, an annual report containing audited consolidated financial statements for the year ended December 31, 1998 (including management's discussion and analysis of financial condition and results of operations). A COPY OF THE FORM 10-K, AS FILED WITH THE SECURITIES & EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO GABRIELLE M. PEREGOY, VICE PRESIDENT, UNION NATIONAL BANK, P.O. BOX 189, WESTMINSTER, MARYLAND 21158.

                               PERFORMANCE GRAPH

    The Performance Graph shown below compares the cumulative total return to Company stockholders over the most recent five year period with both the NASDAQ Composite Index (reflecting overall stock market performance) and the NASDAQ Bank Index (reflecting changes in banking industry stocks.) Returns are shown on a total return basis, assuming the reinvestment of dividends. The NASDAQ Bank Index reflects performance on a straight appreciation basis, as annual dividend data was not yet available for this index. It should be noted that Union National Bancorp, Inc. was not listed on NASDAQ until April 1998 and therefore during this period the performance of the stock may be more accurately compared to other non-listed stocks. No such comparable index is available at this time.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           UNION NATIONAL BANCORP, INC.    NASDAQ COMPOSITE      NASDAQ BANK INDEX
1993                                                      100                    100
1994                             126.44                 96.81                $101.10
1995                             142.93                135.45                 146.41
1996                             159.94               $166.20                 184.71
1997                             184.24                202.16                 302.16
1998                             324.34                282.28                 266.59

                                                               1993        1994       1995       1996       1997       1998
                                                               -----     ---------  ---------  ---------  ---------  ---------
Union National Bancorp, Inc...............................         100      126.44     142.93     159.94     184.24     324.34
NASDAQ Composite..........................................         100       96.81     135.45     166.20     202.16     282.28
NASDAQ Bank Index.........................................         100      101.10     146.41     184.71     302.16     266.59

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock (a "Section 16 Insider") to file monthly and annual reports of ownership and changes in ownership of such shares with both the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). Additionally, Section 16 Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16 filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were complied with.

                   RATIFICATION OF AUDITORS (PROPOSAL NO. 2)

    The accounting firm of Keller Bruner & Company, LLP ("K.B.") has acted as the Company's independent public accountants for the year ended December 31, 1998 and has been recommended by the Finance and Control Committee and selected by the Board of Directors to act as such for the current fiscal year, subject to the ratification by the stockholders. A partner of K.B. is expected to be present at the annual meeting and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders to be presented at the 2000 Annual Meeting of Union National Bancorp, Inc. pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received at the Company's principal office by November 21, 1999 in order to be included in the proxy statement for such meeting which is currently scheduled for April 18, 2000. Proposals for all other matters must be received by February 3, 2000.

                                 OTHER MATTERS

    The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting or at any adjournment or postponements thereof, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

                        Please date, sign and mail your
                      proxy card back as soon as possible!
                         Annual Meeting of Stockholders
                          UNION NATIONAL BANCORP, INC.


                                 April 20, 1999

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A   X  Please mark your
       votes as in this
       example.

                   FOR all the nominees        WITHHOLD
                   listed at right (except     AUTHORITY
                   as marked to the            to vote for all the
                   contrary below)             nominees listed at right      NOMINEES:
1. Election of                                                               Wesley D. Blakeslee
   Directors            / /                         / /                      Dean H. Griffin
                                                                             Ethan A. Seidel
                                                                             Ellen Miller

All nominees are for terms described in the proxy statement.

INSTRUCTION: To withhold authority to vote for any individual nominee, write the name of that nominee on the line provided below.


-------------------------------------------------------------

                                                       FOR    AGAINST    ABSTAIN

2. Ratify the appointment of Keller Bruner & Company,  / /      / /        / /
   LLP as independent auditors.

3. To consider and act upon such other business as may properly come before the Annual Meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE SIGN, DATE AND MAIL THE PROXY CARD in the enclosed self-addressed, stamped envelope, WHETHER OR NOT YOU EXPECT TO ATTEND the meeting in person. You may withdraw your proxy at the meeting should you be present and desire to vote your shares in person. Your cooperation is respectfully requested.

                                                         I do not
                              I plan to attend / /       plan to     / /
                                                         attend the
                                                         meeting

                                            Comments/Address Change
                                                       Note at Left  / /

Signature of Stockholder ___________________________  Signature of Stockholder ___________________________ Dated __________ ,1999

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as administrator, executor, trustees and others acting in a representative capacity, please indicate the capacity in which they sign.

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------


                          UNION NATIONAL BANCORP, INC.
                              117 East Main Street
                           Westminster, Maryland 21157
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 20, 1999
               Proxy Solicited on Behalf of the Board of Directors

               The undersigned hereby appoints William R. Klinger and Ethan A. Seidel, or either of them, with full power of substitution, as Proxies and are authorized to represent and to vote as designated on the reverse the undersigned+s shares of Union National Bancorp, Inc. common stock at the Annual Meeting of Stockholders to be held at the Comfort Inn, 451 WMC Drive, Westminster, Maryland 21157 on Tuesday, April 20, 1999 at 10:00 a.m., and at any adjournments or postponements thereof for the following purposes.

                  (Continued and to be signed on other side.)